Exhibit 99.1

INVESTOR RELATIONS CONTACT: Neal Fuller, 206-545-5537

MEDIA RELATIONS CONTACT: Paul Hollie, 206-545-3048

Safeco Announces $250 Million Share Repurchase

SEATTLE – (Aug. 14, 2006) – Safeco (NASDAQ: SAFC) today announced it has executed a Rule 10b5-1 trading plan to purchase up to $250 million of its outstanding common stock. A Rule 10b5-1 plan allows Safeco to repurchase its shares during periods when the company would normally not be active in the market because of its own internal trading windows.

On Aug. 11, 2006, Safeco reported that its board of directors had increased the company’s share repurchase authorization to 10 million shares, which is equal to 8.6 percent of Safeco’s shares outstanding at June 30, 2006. If the current 10b5-1 program is fully executed, approximately 5 million shares will remain available for repurchase under board-approved repurchase programs.

Since 2003, Safeco has repurchased 27.5 million shares, or 19.9 percent of its then outstanding shares, at a total cost of $1.4 billion.

Safeco, in business since 1923, is a Fortune 500 property and casualty insurance company based in Seattle. The company sells insurance to drivers, home owners, and owners of small- and mid-sized businesses principally through a national network of independent distribution partners.

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